Exhibit 10.1

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (“Agreement”), dated as of December 22, 2011, by and between Piedmont Community Bank Holdings, Inc., a Delaware corporation (“Parent”), by and on behalf of each Affiliate of Parent, and Crescent Financial Bancshares, Inc., a Delaware corporation (“Holdco”) and Crescent State Bank, a North Carolina state bank and a wholly-owned banking subsidiary of Holdco (“Bank”).  Parent, its Affiliates, Holdco, and the Bank are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”  Certain capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to them in Section 1.1.

WHEREAS, Parent operates as a bank holding company under the supervision of the Federal Reserve;

WHEREAS, pursuant to that certain Investment Agreement dated February 23, 2011, by and among Parent, Crescent Financial Corporation, a North Carolina corporation that is the predecessor of Holdco, and Bank (the “Investment Agreement”), Parent purchased and holds 18,750,000 shares of the Holdco common stock (“Common Stock”);

WHEREAS, pursuant to the terms of the Investment Agreement, Parent has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase up to 6,442,105 shares of Holdco Common Stock;

WHEREAS, upon acquisition of the shares of Common Stock by Parent pursuant to the terms of the Investment Agreement and consummation of the Offer, Parent is the owner of 24,878,423 shares of Holdco Common Stock, which Common Stock represents at least 80 percent of the total voting power of the stock of Holdco and at least 80 percent of the total value of the stock of Holdco, making Parent, its Affiliates, Holdco, and Bank eligible to file a United States federal consolidated corporate income tax return; and

WHEREAS, pursuant to the terms of the Investment Agreement, the Parties have covenanted to enter into a tax sharing agreement upon consummation of the acquisition of Holdco Common Stock sufficient for Parent, Holdco, and Bank to be eligible to file a United States federal consolidated corporate income tax return with Parent as the common parent of consolidated return.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01    Definitions.

When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.01.

“Affiliate” means, with respect to Parent, any entity taxable as a corporation for United States federal income tax purposes, other than Holdco and Bank, in which Parent’s ownership in the stock or other equity interests of that entity is sufficient to cause the corporation to be an includible corporation in the affiliated group of which Parent is the common parent within the meaning of I.R.C. §1504(a).

“Acquisition Date” means, the date upon which Parent became the owner of 24,878,423 shares of Common Stock, which Common stock represents at least 80 percent of the total voting power of the stock of Holdco and at least 80 percent of the total value of the stock of Holdco, making Parent, its Affiliates, if any, Holdco, and Bank eligible to file a United States federal consolidated corporate income tax return or, if later, the first day of the taxable year for which Parent, its Affiliates, if any, Holdco, and Bank elect to file a United States federal consolidated corporate income tax return.

“After Tax Amount” means the payment of both an amount otherwise required to be paid by any Party under the terms of this Agreement plus an additional amount (determined through a gross-up mechanism) such that the result of deducting the increase in any Taxes due (computed by taking into account the inclusion of the payment and such additional amount in income and any deductions, losses, and credits that are allowed for such payment and additional amount) from the sum of the payment and such additional amount equals the original payment determined to be due under this Agreement as if no Tax had been applied to such original payment.

“Agreement” means this Tax Sharing Agreement, including any schedules, exhibits, and appendices attached hereto.

"Combined Return" means any combined, unitary, or consolidated Tax Return or report used in the determination of a United States federal, state, local, or foreign Income Tax liability.

“Final Determination” shall mean the final resolution of liability for any Tax for a Tax period, including any related interest, penalties or other additions to tax, upon the earliest of  (i) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) by a closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iii) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (iv) by any other written agreement or final disposition, including by reason of the expiration of the applicable statute of limitations, whereby a Taxing Authority is prohibited from seeking any further judicial or administrative remedy with respect to such Tax or Tax period.

“Holdco Separate Federal Tax Liability” means, for any Tax period, the amount of federal income tax that would be due and currently payable by Holdco and Bank assuming that Holdco and Bank separately filed a consolidated U.S. federal income tax return, instead of being included in the consolidated U.S. federal income tax return of Parent.

“Holdco Separate State Tax Liability” means, for any Tax period, the amount of state income tax that would be due and currently payable assuming that Holdco and Bank separately filed on a consolidated, combined or unitary basis for state income tax purposes, instead of being included in such consolidated, combined or unitary state income tax return of Parent or of one of its Affiliates.

“Income Tax” or “Income Taxes” means all federal, state, local, and foreign income Taxes or other Taxes based on net income, but not including franchise, net worth, or other similar Taxes regardless of how measured or computed.

“I.R.C.” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Liability Issue” has the meaning prescribed in Section 3.03(b).

“Other Tax” or “Other Taxes” means all Taxes other than an Income Tax or Income Taxes.

“Owed Party” has the meaning prescribed in Section 4.03.

“Owing Party” has the meaning prescribed in Section 4.03.

“Responsible Party” has the meaning prescribed in Section 3.02(a).

“Separate Income Tax Liability” means, for any Tax period, the amount of federal state, local, and foreign Income Tax that is due and currently payable by Parent, Affiliate, Holdco, or Bank, as the case may be, on any Tax Return other than a Combined Return.

“Tax” and “Taxes” mean any form of taxation, whenever created or imposed, and whenever imposed by a Taxing Authority, and without limiting the generality of the foregoing, shall include any net income, alternative or add-on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, property, windfall profit, custom duty, or other tax, government fee, or other like assessment or charge, of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amount imposed by any such Taxing Authority.

 “Tax Benefit” means, with respect to any Party, a decrease in such Party’s Tax liability with respect to any Tax Return that may arise in connection with the resolution of any Tax Controversy.

“Tax Controversy” has the meaning prescribed in Section 3.02(a).

“Tax Detriment” means, with respect to any Party, an increase in such Party’s Tax liability with respect to any Tax Return that may arise in connection with the resolution of any Tax Controversy.

“Taxing Authority” means any national, municipal, governmental, state, federal, foreign, or other body, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property).

“Tax Return” means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund or amended returns, that may be filed for any taxable period with any Taxing Authority in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II.
RESPONSIBILITY AND INDEMNIFICATION FOR TAXES

Section 2.01  Responsibility and Indemnification for Taxes.

(a) From and after the Acquisition Date, without duplication, each of Parent and its Affiliates, on the one hand, and Holdco and Bank, on the other, shall be responsible for, and shall pay their respective shares of, the liability for Taxes of Parent and its Affiliates, and Holdco and Bank, respectively, as otherwise provided in this Agreement.  Parent and its Affiliates shall indemnify and hold harmless Holdco and Bank from any Taxes for which Parent or its Affiliates are responsible pursuant to this Agreement.  Holdco and Bank shall indemnify and hold harmless Parent and its Affiliates from any Taxes for which Bank and Holdco are responsible pursuant to this Agreement.

(b) Payments to Taxing Authorities and between the Parties, as the case may be, shall be made in accordance with the provisions of this Agreement.

Section 2.02    Income Taxes.

(a) Holdco and Bank shall be liable for: (i) all Income Taxes incurred on any Combined Return of which Holdco is the common parent for any Tax period which ends on or before the Acquisition Date; (ii) 100% of any Holdco Separate Federal Income Tax Liability for any Tax period ending after the Acquisition Date; (iii) 100% of any Holdco Separate State Income Tax Liability for any Tax period ending after the Acquisition Date; and (iv) any Separate Income Tax Liability of Holdco or Bank for any Tax period ending after the Acquisition Date.

(b) Parent shall be liable for: (i) the excess of (1) all Income Taxes incurred on any Combined Return for any Tax period ending after the Acquisition Date, less (2) all Income Taxes for such Tax period that Holdco or Bank are liable for pursuant to Section 2.02(a); and (ii) any Separate Income Tax Liability of Parent or Affiliate for any Tax period ending after the Acquisition Date.

Section 2.03    Other Taxes.

(a)           Holdco and Bank shall be responsible for all Other Taxes attributable to Holdco and Bank and their businesses for all Tax periods.

(b)           Parent shall be responsible for all Other Taxes attributable to Parent and its Affiliates  and to their business activities for all Tax periods.

Section 2.04    Responsibility for and Timing of Payments.

(a)           It shall be the responsibility of the Party in whose name any Tax return is filed or required to be filed to timely remit, in appropriate amounts, all Taxes, including estimated Taxes, due with respect to such Tax return to the appropriate Taxing Authority.

(b)           All Taxes that are the liability of Holdco and Bank, in accordance with the provisions of Sections 2.02(a)(ii) or 2.02(a)(iii) hereof, shall be paid to Parent not later than ten (10) business days after a request for payment by Parent.

(c)           All payments and requests for payment under this Section 2.04 shall be accompanied by a calculation setting forth in reasonable detail the basis for the amount paid or demanded.

(d)           To the extent that there is a refund due with respect to any Tax Return, the Party receiving such refund shall remit such refund (including an appropriate share of any interest, if any, received as a part of such refund) to the Party or Parties who remitted in excess of their amount of Taxes for which they are liable under Section 2.02 not later than thirty (30) business days after a receipt of such refund by such Party.  In the event that there is an overpayment reported on any Tax Return that is treated as a credit in computing any Tax liability due with respect to a subsequent Tax Return required to be filed by the Parties, then the Party or Parties having contributed to such overpayment shall receive appropriate credit in determining such Party or Parties obligations with respect to the Tax liability for such subsequent Tax Return.

Section 2.05   Payment for Use of Net Operating Loss.

If Holdco or Bank have no Holdco Separate Federal Income Tax or Holdco Separate State Income Tax liability with respect to a Tax period ending after the Acquisition Date, due to the existence of a current net operating loss for such Tax period, or a net operating loss incurred after the Acquisition Date and carried forward to such Tax period, and a Combined Return will be filed by Parent with respect to such Tax period, then Parent shall pay to Holdco an amount equal to the product of (1) 100% times (2) the excess, if any, of (i) the Tax that would otherwise have been due with respect to such Combined Return had the results of Holdco and Bank not been included in such Combined Return, over (ii) the actual tax shown as due with respect to such Combined Return.  Such payment shall be made by Parent to Holdco not later than 30 days following the filing of such Combined Return.

Section 2.06   Audit Adjustments.

(a)           Not later than 30 days after any Final Determination is made with respect to any Tax Return for any Tax period, the Party with responsibility for the payment of Tax with respect to such Tax Return under Section 2.04 (a) shall re-determine each such other Party’s Tax liability, if any, under Section 2.02 of this Agreement, as if such all such adjustments and items included in such Final Determination had been included in such original Tax Return.  Any Party whose re-determined liability for payments under Section 2.02 exceeds his original liability with respect to such Tax Return, shall remit the amount of such excess in the manner required under Section 2.02.  Any Party whose re-determined liability for payments under Section 2.02 is less than his original liability with respect to such Tax Return, shall be entitled to reimbursement of the amounts overpaid.  All such payments and reimbursements shall be made not later than thirty (30) business days after a request for payment by the Party entitled to receive the payment (or who is required to remit amounts to a Taxing Authority).

(b)           All payments and requests for payment or remittances of overpayments under this Section 2.06 shall be accompanied by a calculation setting forth in reasonable detail the basis for the amount paid or requested.

Section 2.07   Net Operating Loss Carrybacks.

(a)           If Holdco or Bank incurs a net operating loss on any Combined Return in which Parent is the common parent, and Holdco or Bank is entitled to carryback such net operating loss to a period ending prior to the Acquisition Date, and if Parent consents (which consent may be given or withheld in its sole discretion), then Holdco and/or Bank shall be permitted to carryback such net operating loss and file any claim for refund as may be required to recover such back Taxes.  Holdco and/or Bank may retain any refund of Taxes, including any interest paid with respect thereto.

(b)           If Parent or any of its Affiliates incur a net operating loss that is part of any Combined Return in which Holdco and Bank are members, and Parent or Affiliate is entitled to carryback such net operating loss to a period ending prior to the Acquisition

Date, then Parent and /or Affiliate shall be permitted to carryback such net operating loss and file any claim for refund as may be required to recover such back Taxes.  Parent and/or Affiliate may retain any refund of Taxes, including any interest paid with respect thereto.

ARTICLE III.
PREPARATION OF TAX RETURNS
COOPERATION AND EXCHANGE OF INFORMATION

Section 3.01    Preparation of Tax Returns.

It shall be the responsibility of the Party in whose name any Tax return is filed or required to prepare and timely file such Tax Return.  To the extent that such Return is a Combined Return, all such other Parties included in such Combined Return shall have the right to review and comment as to any tax elections and such other determinations made with respect to the preparation and filing of such Combined Return

Section 3.02   Cooperation.

(a)           Parent, its Affiliates, Holdco, and Bank shall cooperate fully at such time and to the extent reasonably requested by the other Party in connection with the preparation and filing of any Tax Return or the conduct of any audit, dispute, proceeding, suit, or Tax action concerning any issues or any other matter contemplated hereunder.  Each Party shall make its employees available on a mutually convenient basis, without cost to the other Party, to the extent needed to facilitate such cooperation.  In addition, upon 48 hours notice, each Party shall have the option to use its own employees or agents to view or obtain the materials contemplated in this Section 3.02 on a mutually convenient basis.

(b)           Each Party shall make its employees available on a mutually convenient basis, without cost to the other Party, to the extent needed to facilitate such cooperation.  In addition, upon 48 hours notice, each Party shall have the option to use its own employees or agents to view or obtain the materials contemplated in this Section 3.02 on a mutually agreeable and convenient basis.  Any materials contemplated under Section 3.02(a) shall be provided whether or not such material is or may be confidential or proprietary.  If, however, the providing Party determines in good faith that any materials are confidential or proprietary, the providing Party may require the requesting Party to enter into a confidentiality agreement with respect to such materials, not inconsistent with the purposes for which the Party made the request for information.  Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentially for its own similar information.

(c)           Notwithstanding anything to the contrary in this Agreement, if a Party materially fails to comply with any of its obligations set forth in this Section 3.02, upon reasonable request and notice by the other Party, the non-performing Party shall (i) reimburse the other Party for any internal or incremental costs incurred by such other

 Party in having its employees or agents view or obtain such material, and (ii) to the extent such failure results in the imposition of additional Taxes be liable in full for such additional Taxes including any necessary gross-up thereon.

Section 3.03   Contest Provisions.

(a)           The Party responsible for preparation and filing a Tax Return under Section 3.01 (the “Responsible Party”) shall have the exclusive right to control, contest, and represent the interests of the other Parties in any Tax controversy, including (without limitation) any audit, protest, or claim for refund to the Appeals Division of the IRS, competent authority proceeding, and litigation in Tax Court or any other court of competent jurisdiction (a “Tax Controversy”) related to such Tax Return.  Subject to Section 3.03(c) hereof, such exclusive right shall include the right, in the Responsible Party’s reasonable discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Controversy.  Such control rights shall extend to any matter pertaining to the management and control of a Tax Controversy, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.  Any costs incurred in the handling or contesting of a Tax Controversy shall be borne by the Responsible Party.

(b) Parent shall notify Holdco in writing within 60 days of the initiation of any of Tax audits and litigation involving any issue that could give rise to a liability of Holdco or Bank under Section 2.02 and shall use reasonable efforts to keep Holdco advised as to the status of Tax audits and litigation; and Holdco shall notify Parent in writing within 60 days of the initiation of any Tax audits and litigation involving any issue that that could give rise to a liability of Parent or an Affiliate under Section 2.2 and shall use reasonable efforts to keep Holdco advised as to the status of Tax audits and litigation, (in each case, a “Liability Issue”).  Parent and Holdco shall promptly furnish to each other copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial, or other governmental authority concerning any Liability Issue pertaining to the other Party.  Without limiting the foregoing, Parent or Holdco, as the case may be, shall each promptly furnish to the other within 30 days of receipt a copy of the relevant section of the revenue agent’s report or similar report, notice of proposed adjustment, or notice of deficiency received by Parent or by Holdco, as the case may be, relating to any Liability Issue or any adjustment referred to in this Section 3.02(b).

(c) Notwithstanding anything in Section 3.03(a) to the contrary:

(i) To the extent resolution of any Tax Controversy could give rise to a material Tax Detriment or loss of a material Tax Benefit to any Party totaling at least $100,000, but such Party is not the Responsible Party, then the Responsible Party shall provide such other Party (at such other Party’s expense) reasonable participation rights with respect to so much of the Tax Controversy as relates to Taxes for which such other Party may be responsible; and

(ii)           A Responsible Party shall not settle or otherwise voluntarily resolve or disclose any Tax Controversy which could give rise to a Tax Detriment or loss of a material Tax Benefit to the other Party totaling at least $50,000 without such other Party’s consent, not to be unreasonably withheld; provided that Parent shall be entitled to participate in such determination.

ARTICLE IV.
MISCELLANEOUS

Section 4.01   Effectiveness.  This Agreement shall become effective on the Acquisition Date.

Section 4.02   Disclaimers.

(a)           Parent disclaims all knowledge of or responsibility for the content or accuracy of any separate returns or filings made by or on behalf of Holdco and Bank beginning on or before the Acquisition Date.

(b)           Holdco and Bank disclaims all knowledge of or responsibility for the content or accuracy of any Tax Returns or filings made by or on behalf of Parent for any period beginning or prior to the Acquisition Date.

Section 4.03   Payments.

(a) In the event that one Party (the “Owing Party”) is required to make a payment to another Party (the “Owed Party”) pursuant to this Agreement, then to the extent not otherwise provided for in this Agreement, such payment shall be made according to this Section 4.03.

(b) All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for the payment in this Agreement, or if no period is prescribed, within 30 days after delivery of written notice of payment owing together with a computation of the amounts due.

(c) All actions required to be taken by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) If, pursuant to a Final Determination, it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest) is subject to any Tax, the Party making such payment shall be liable for (i) the After Tax Amount with respect to such payment, and (ii) interest at the IRS prescribed rate for underpayments applicable in the case of a large corporation on the amount of such tax from the date such Tax is due through the date of payment of such After Tax Amount.  A Party making a demand for payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount.  However, a Party may choose not to specify an After Tax

Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(e) Any payment that is required to be made pursuant to this Agreement (A) by Holdco or Bank to Parent or any Parent Affiliate or (B) by Parent or any Parent Affiliate to Holdco or Bank, that is not made on or prior to the date that such payment is required to be made pursuant to this Agreement shall thereafter bear interest at the IRS prescribed rate for underpayments applicable in the case of a large corporation on the amount of such tax from the date such payment is due through the date of actual payment.

(f) Any payment that is required to be made pursuant to this Agreement (A) by Holdco or Bank to Parent or (B) by Parent or any of its Affiliates to Holdco or Bank, shall be made by wire transfer of immediately available funds.

Section 4.04   Changes in Law. Any reference to a provision of the I.R.C., Treasury Regulations, or a law of another jurisdiction shall include a reference to any applicable successor provision or law.  If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date specified in the preamble to this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 4.05   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by standard form of telecommunications, by courier, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Parent or any Parent Affiliate, at:
Piedmont Community Bank Holdings, Inc.
3600 Glenwood Avenue
Suite 300
Raleigh, NC  27612
Attn: Scott Custer, Chief Executive Officer
Facsimile No.: (919) 659-9001

With a copy to:
Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Attn:  Kenneth Henderson, Esq.
Facsimile No.: (212) 541-1357

If to Holdco or Bank, at:
Crescent State Bank
1005 High House Road
Carey, North Carolina 27513
Attention:  Bruce Elder
Facsimile No.:  (919) 460-2528

With a copy to:
Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Attn:  Kenneth Henderson, Esq.
Facsimile No.: (212) 541-1357

or to such other address as any Party hereto may have furnished to the other Parties by a notice in writing in accordance with this Section 4.05.

Section 4.06   Complete Agreement; Corporate Power.

(a) This Agreement shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b) Parent, on behalf of itself and each Parent Affiliate, and Holdco and Bank represent, as follows:

i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to complete the transactions contemplated hereby and thereby;

ii) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable in accordance with the terms thereof.

Section 4.07   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as to all matters, including matters of validity, construction, effect, performance and remedies, and without regard to conflicts of laws principles.

Section 4.08   Successors and Assigns.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any Party without the prior written consent of the other Party.  This Agreement is solely for the benefit of the Parties hereto and their subsidiaries and affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

Section 4.09   Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties, their respective Affiliates, and their respective successors and permitted assigns, any rights or remedies of any nature whatsoever under or by virtue of this Agreement.

Section 4.10   Expenses.  Unless otherwise expressly provided in this Agreement, each Party shall bear any and all expenses that arise from their respective obligations under this Agreement.

Section 4.11   Amendments and Modification.  This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties hereto.

Section 4.12   No Implied Waivers; Writing Required.  No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement shall be effective only to the extent in such writing specifically set forth.

Section 4.13   Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.

Section 4.14   Construction.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Separation Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the Parties hereto with respect hereto.

Section 4.15   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.16   Delivery by Facsimile and Other Electronic Means.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

CRESCENT FINANCIAL BANCSHARES, INC.

By:           /s/ Bruce W. Elder
Name:     Bruce W. Elder
Title:       Vice President and Secretary

CRESCENT STATE BANK

By:           /s/ Bruce W. Elder
Name:     Bruce W. Elder
Title:  Senior Vice President and Chief Financial Officer

PIEDMONT COMMUNITY BANK HOLDINGS, INC. (on its behalf and on behalf of each of its Affiliate)

By:           /s/ Scott Custer
Name:     Scott Custer
Title:       Chief Executive Officer

[Signature Page to Tax Sharing Agreement]